Exhibit 23.2

AUDIT ALLIANCE LLP®
A Top 18 Audit Firm
10 Anson Road, #20-16 International Plaza, Singapore 079903.

UEN: T12LL1223B GST Reg No: M90367663E Tel: (65) 6227 5428

Website: www.allianceaudit.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Annual Report on Form 10-K on the financial statements of BAIYU Holdings Inc. (formerly known as “TD Holdings Inc.”).of auditor’s opinion in the Report of Independent Registered Public Accounting Firm dated March 10, 2023, relating to the consolidated balance sheets of the Company as of December 31, 2022, and the related consolidated statements of operation and comprehensive loss, changes in shareholder’s equity, and cash flows for the year ended December 31, 2022 and the related notes, included in its Annual Report on Form 10-K.

Very truly yours,

Singapore
March 22, 2024